Exhibit 23.1

[LETTERHEAD OF DIXON HUGHES PLLC]

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Uwharrie Capital Corp:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Uwharrie Capital Corp of our report dated March 28, 2007, with respect to the consolidated financial statements of Uwharrie Capital Corp and Subsidiaries as of December 31, 2006, which report appears in the Annual Report on Form 10-K of Uwharrie Capital Corp for the year ended December 31, 2006.

/s/ Dixon Hughes PLLC

Raleigh, North Carolina

October 5, 2007

2501 Blue Ridge Road, Suite 500

Raleigh, NC 27607

Ph. 919.876.4546   Fx. 919.876.8680

www.dixon-hughes.com